news release
—AT THE COMPANY—
Lynn Afendoulis, Director, Corporate Communications
616/365-1502
FOR IMMEDIATE RELEASE
MONDAY, JULY 16, 2007
Universal Forest Products, Inc. reports 2nd quarter earnings of $16.8 million
Company adjusts annual targets
GRAND RAPIDS, Mich., July 16, 2007 — Universal Forest Products, Inc. (Nasdaq: UFPI) today announced second quarter results that included net sales of $773.1 million and net earnings of $16.8 million, down from $826.8 million and $27.3 million, respectively, for the same period in 2006. Diluted earnings per share for the quarter were $0.86, down from $1.41 in the second quarter of 2006. The numbers reflect the continued impact of the weak housing market and soft lumber prices.
“We’re disappointed with any decrease in performance, but these results also underscore the strength of our balanced business model,” said President and CEO Michael B. Glenn. “Our site-built construction sales are off nearly 30% from the second quarter of last year and lumber prices — which affect our selling prices — are down 15%, but our gross sales for the quarter are down just 5.8%. That gives us confidence in a strategy that’s built on four markets and allows us to weather a decline in any one of them.”
“We saw market share gains in each of our markets and sales increases in three of them,” he added. “The efforts of our people in hard times like these give us optimism for the future and every reason to believe we’ll come out better for the challenges.”
By market, Universal posted the following gross sales results for the second quarter:
•	$360.9 million in Do-It-Yourself/retail, an increase of 1.7% over 2006;

•	$162.0 million in site-built construction, a decrease of 30.0% from 2006;

•	$162.4 million in industrial, an increase of 7.1% over 2006; and

•	$105.2 million in manufactured/modular housing, an increase of 3.5% over 2006.
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Universal Forest Products, Inc.

Declines in the housing market were broader and deeper than anticipated, Glenn said, making projections for recovery difficult. Even as the market returns, price pressure exerted by builders has resulted in lower margins that could impact results until market conditions improve, he noted. “We have reason to believe that recovery will begin in mid- to late 2008,” he said. “We have significant order files, but the current inventory of unsold homes makes it unlikely that those will translate to sales any time soon.”
The housing market’s impact on DIY/retail sales was more significant than anticipated. “In previous housing downturns, our DIY business picked up as people chose to improve their homes instead of building new,” Glenn said. “That hasn’t been the case this time. We believe that homeowners who took significant equity out of their homes, or whose home values declined due to market conditions, are putting off the larger projects — like room additions and new decks — that would positively impact our business.”
“We’ve been able to mitigate the impact of the retail market by growing market share with our big box customers,” he added, noting that sales to those customers increased 10% in the second quarter of 2007 despite a decline in lumber prices.
In manufactured housing, the Company maintains significant market share and its business should grow in relation to the return of the market. Despite a sequential improvement in orders in the latter part of the second quarter, that recovery remains uncertain. Current estimates call for 98,500 HUD-code homes to be shipped in 2007, down 16% from 2006, which was down nearly 20% from 2005 (although 2005 production was inflated by demand created in the wake of Hurricanes Katrina and Rita).
Universal continues to see opportunity for growth in the industrial market, in which the Company supplies specialty crates and packaging, and makes wood and wood-alternative components for a variety of products. The Company continues to add manufacturing and sales capacity to take advantage of the opportunities for growth in this highly fragmented market.
The Company also works persistently to identify new business opportunities and is encouraged by its recent foray into the concrete form business to supply wood forms, or molds, for the construction of structures made of concrete, such as bridges, highways, parking garages, and office buildings. “This business uses our existing equipment, facilities and expertise and is a great fit for Universal,” Glenn said. “There are no other truly national players in this approximately $1 billion market. It’s an exciting opportunity.”
In addition, the Company is focused on continuous improvement and lean manufacturing efforts to ensure customer satisfaction and efficient operations, and continues its practice of evaluating plants and business for possible consolidation and closure.
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Universal Forest Products, Inc.

The Company is authorized to repurchase up to 1.4 million shares under its stock repurchase program and balances repurchase opportunities with its intent to remain well-positioned to take advantage of strategic acquisition opportunities that might arise.
OUTLOOK
The Company’s initial targets for 2007 were based, in part, on assumptions that haven’t materialized. Therefore, the Company is revising its targets to annual net sales of $2.375 billion to $2.425 billion and annual net earnings of $40.0 million to $42.0 million in 2007. This implies the following six-month targets for the remainder of 2007: net sales of $1.053 billion to $1.103 billion and net earnings of $19.3 million to $21.3 million. By comparison, net sales and net earnings (excluding certain non-recurring tax adjustments) were $1.172 billion and $23.5 million, respectively, for the last six months of 2006.
The revised targets are based on the following assumptions:
•	Continued challenging conditions in the DIY, site-built construction, and manufactured housing markets. Housing starts will show little, if any, improvement for the remainder of 2007 and won’t begin a recovery until mid to late 2008; DIY/retail sales will continue to be adversely impacted by the reluctance of homeowners to undertake large home improvement projects.

•	The Company will continue to achieve market share gains in the DIY/retail, industrial, and site-built markets;

•	Plant consolidations or closures will be temporary in nature, resulting in no asset impairment charges;

•	The lumber market will continue to be depressed for the balance of the year; and

•	The Company will incur incentive compensation expense as a percentage of operating profits consistent with historical experience.
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 11:00 a.m. EST on Tuesday, July 17, 2007. The call will be hosted by Executive Chairman William G. Currie, President and CEO Michael B. Glenn, and CFO Michael Cole and will be available for analysts and institutional investors domestically at (800) 659-2056 or internationally at (617) 614-2714. Use conference pass code # 39337765. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com . A replay of the call will be available through Thursday, August 16, 2007 domestically at (888) 286-8010 or internationally at (617) 801-6888. Use replay pass code # 23924933.
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Universal Forest Products, Inc.

Universal Forest Products markets, manufactures and engineers wood and wood-alternative products for D-I-Y/retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging for various industries. The Company also provides framing services for the site-built sector. The Company reported sales of nearly $2.66 billion in 2006. Universal has approximately 10,000 employees who work out of approximately 100 locations in North America. For information about Universal Forest Products, please visit the Company’s Web site at http://www.ufpi.com, or call 888-Buy-UFPI.
Please be aware that: Any statements included in this call that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by and information currently available to the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially are the following: Adverse lumber market trends, competitive activity, negative economic trends, government regulations, and weather. These risk factors and additional information are included in the Company’s reports on Form 10K and 10Q on file with the Securities and Exchange Commission.
HIGHLIGHTS TO FOLLOW

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2007/2006

	Quarter Period				Year to Date
(In thousands, except per share data)	2007		2006		2007		2006
NET SALES	$773,105	100%	$826,847	100%	$1,322,143	100%	$1,492,456	100%

COST OF GOODS SOLD	671,400	86.84	706,429	85.44	1,146,918	86.75	1,277,727	85.61

GROSS PROFIT	101,705	13.16	120,418	14.56	175,225	13.25	214,729	14.39

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	70,382	9.10	70,773	8.56	133,840	10.12	135,302	9.07

EARNINGS FROM OPERATIONS	31,323	4.05	49,645	6.00	41,385	3.13	79,427	5.32

OTHER EXPENSE (INCOME)
Interest expense	4,766	0.62	3,744	0.45	9,090	0.69	7,543	0.51
Interest income	(558)	-0.07	(352)	-0.04	(1,140)	-0.09	(781)	-0.05
Net (gain) loss on sale of real estate	(333)	-0.04	(63)	-0.01	(333)	-0.03	(63)	0.00

	3,875	0.50	3,329	0.40	7,617	0.58	6,699	0.45

EARNINGS BEFORE INCOME TAXES AND MINORITY INTEREST	27,448	3.55	46,316	5.60	33,768	2.55	72,728	4.87

INCOME TAXES	10,182	1.32	17,885	2.16	12,250	0.93	27,641	1.85

EARNINGS BEFORE MINORITY INTEREST	17,266	2.23	28,431	3.44	21,518	1.63	45,087	3.02

MINORITY INTEREST	(466)	-0.06	(1,117)	-0.14	(832)	-0.06	(1,907)	-0.13

NET EARNINGS	$16,800	2.17	$27,314	3.30	$20,686	1.56	$43,180	2.89

EARNINGS PER SHARE — BASIC	$0.88		$1.45		$1.09		$2.31

EARNINGS PER SHARE — DILUTED	$0.86		$1.41		$1.06		$2.23

WEIGHTED AVERAGE SHARES OUTSTANDING	19,127		18,851		19,056		18,729

WEIGHTED AVERAGE SHARES OUTSTANDING WITH COMMON STOCK EQUIVALENTS	19,487		19,432		19,448		19,355
SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2007	%	2006	%	2007	%	2006	%
Do-It-Yourself/Retail	$360,881	46%	$354,838	42%	$557,017	42%	$571,304	38%
Site-Built Construction	161,969	20%	231,298	28%	300,811	22%	444,430	29%
Industrial	162,442	21%	151,638	18%	295,894	22%	291,592	19%
Manufactured Housing	105,223	13%	101,659	12%	193,501	14%	208,463	14%

Total Gross Sales	790,515	100%	839,433	100%	1,347,223	100%	1,515,789	100%
Sales Allowances	(17,410)		(12,586)		(25,080)		(23,333)

Total Net Sales	$773,105		$826,847		$1,322,143		$1,492,456

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 2007/2006

(In thousands)	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$42,697	$43,309
Accounts receivable	233,067	242,829
Inventories	274,395	246,810
Other current assets	22,339	22,495

TOTAL CURRENT ASSETS	572,498	555,443

OTHER ASSETS	7,691	8,003
INTANGIBLE ASSETS, NET	189,694	147,901

PROPERTY, PLANT AND EQUIPMENT, NET	303,553	227,995

TOTAL ASSETS	$1,073,436	$939,342

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$147,614	$146,409
Accrued liabilities	82,432	101,115
Current portion of long-term debt and capital leases	3,611	902

TOTAL CURRENT LIABILITIES	233,657	248,426

LONG-TERM DEBT AND CAPITAL LEASES, less current portion	243,833	170,191
OTHER LIABILITIES	54,601	33,051

SHAREHOLDERS’ EQUITY	541,345	487,674

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,073,436	$939,342

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2007/2006

(In thousands)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$20,686	$43,180
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	19,013	16,730
Amortization of intangibles	4,633	2,151
Expense associated with share-based compensation arrangements	258	522
Expense associated with stock grant plans	146	177
Deferred income taxes	(89)	(867)
Minority interest	832	1,907
Gain on sale of interest in subsidiary	(140)	—
Loss (gain) on sale or impairment of property, plant and equipment	(131)	(183)
Changes in:
Accounts receivable	(72,549)	(57,246)
Inventories	(11,354)	7,768
Accounts payable	54,581	39,426
Accrued liabilities and other	(159)	8,237
Excess tax benefits from share-based compensation arrangements	(678)	(3,866)

NET CASH FROM OPERATING ACTIVITIES	15,049	57,936

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(18,653)	(16,234)
Acquisitions, net of cash received	(56,209)	(11,298)
Proceeds from sale of interest in subsidiary	400	—
Proceeds from sale of property, plant and equipment	2,686	565
Advances on notes receivable	—	(2,473)
Collection of notes receivable	137	1,600
Other, net	(16)	38

NET CASH FROM INVESTING ACTIVITIES	(71,655)	(27,802)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under revolving credit facilities	74,318	(40,000)
Repayment of long-term debt	(25,417)	(325)
Proceeds from issuance of common stock	2,862	5,389
Distributions to minority shareholder	(825)	(930)
Dividends paid to shareholders	(1,047)	(1,035)
Repurchase of common stock	(2,106)	—
Excess tax benefits from share-based compensation arrangements	679	3,866
Other, net	(269)	(5)

NET CASH FROM FINANCING ACTIVITIES	48,195	(33,040)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(8,411)	(2,906)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	51,108	46,215

CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,697	$43,309